Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
October 27, 2015	President and CEO
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES

SPECIAL CASH DIVIDEND

WVS Financial Corp. (NASDAQ: WVFC) announced today that its Board of Directors declared a special $0.04 cash dividend on the common stock of the Company, payable on November 19, 2015 to the stockholders of record at the close of business on November 9, 2015.

It is important to note that this special cash dividend was positively impacted by a special cash dividend received by our wholly owned subsidiary, West View Savings Bank, during this calendar year. There is no assurance or representation that a special cash dividend will be paid in the future.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC insured savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania.

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